QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference of:

  •
  our Report of Independent Registered Public Accounting Firm dated February 14, 2018 addressed to the board of directors and shareholders of Kinross Gold Corporation (the "Company"), on the consolidated financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2017 and December 31, 2016, the consolidated statements of operations, comprehensive income (loss), cash flows and equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and

  •
  our Report of Independent Registered Public Accounting Firm dated February 14, 2018 on the Company's internal control over financial reporting as of December 31, 2017,

in the Form F-10/S-4 of the Company and certain guarantor subsidiaries dated May 18, 2018 in connection with the offer to exchange all outstanding 4.50% Notes due 2027 issued on July 6, 2017 for up to US$500,000,000 aggregate principal amount of registered 4.50% Notes due 2027 of the Company.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario
May 18, 2018

QuickLinks

  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM